Exhibit 5.1
October 26, 2009
The Board of Directors
HeartWare International, Inc.
205 Newbury Street, Suite 101
Framingham, MA 01701
HeartWare International, Inc.
Registration Statement on Form S-3 Relating to Shares of Common Stock
Ladies and Gentlemen:
          We have acted as counsel to HeartWare International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a shelf registration statement on Form S-3 (File No. 333-161417) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 18, 2009 and pre-effective amendment no. 1 thereto filed by the Company with the Commission on October 26, 2009 (such registration statement, as amended, being hereinafter refered to as the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of 2,727,273 shares of the Company’s common stock, par value $.001 per share (the “Shares”). The offering of the Shares will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).
          In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:
     (a) The Registration Statement.
     (b) The Prospectus.
     (c) The certificate of incorporation and by-laws of the Company, as amended through the date hereof.
     (d) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.
     In our review, we have assumed:

HeartWare International, Inc.

     (a) The genuineness of all signatures.
     (b) The authenticity of the originals of the documents submitted to us.
     (c) The conformity to authentic originals of any documents submitted to us as copies.
     (d) As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
     We have not independently established the validity of the foregoing assumptions.
          Our opinion set forth below is limited to the law of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.
          Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized by the Company and when the Shares have been duly countersigned and registered by the Company’s transfer agent and registrar, the Shares will be validly issued, fully paid and non-assessable.
          This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Shearman & Sterling LLP
RE/IM/IS/RC/CR
MH